Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Xynomic Pharmaceuticals Holdings, Inc. is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2019 combines amounts derived from the unaudited consolidated balance sheet of Xynomic as of March 31, 2019 with the unaudited consolidated balance sheet of Bison as of March 31, 2019, giving effect to the Business Combination as if it had been consummated as of that date.

The following unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2019 combines the amounts derived from the unaudited condensed consolidated statement  of comprehensive loss of Xynomic for the three months ended March 31, 2019 with the unaudited consolidated income statement of Bison for the three months ended March 31, 2019, giving effect to the Business Combination as if it had occurred on January 1, 2019.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The historical financial information of Xynomic was derived from the unaudited consolidated financial statements of Xynomic for the three months ended March 31, 2019 and 2018, included elsewhere in this Form 8-K. The historical financial information of Bison was derived from the unaudited consolidated financial statements of Bison for the three months ended March 31, 2019 and 2018 included in the Form 10-Q filed on May 14, 2019. This information should be read together with Xynomic’s and Bison’s audited and unaudited financial statements and related notes, “Xynomic Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Bison’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this Form 8-K.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Bison and Xynomic have not had any historical relationship prior to the Business Combination except that (a) Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (“Zhongshan Bison”) is holding 1,553,265 shares of Series B preferred stock of Xynomic representing approximately 2.96% equity interest in Xynomic immediately prior to the Closing, and (b) Mr. Peixin Xu, the Chairman of Bison, is the beneficial owner of 21% of Zhongshan Bison and his wife owns 100% of the Sponsor. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Bison will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Xynomic comprising the ongoing operations of the combined entity, Xynomic’s senior management comprising the senior management of the combined company, and Xynomic’s stockholders having a majority of the voting power of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Xynomic issuing stock for the net assets of Bison, accompanied by a recapitalization. These transactions are not business combinations because Bison is not a business under S-X Rule 11-01(d). The private operating company would credit equity for the fair value of the net assets of the shell company (i.e., no goodwill or intangible assets would be recognized). Operations prior to the Business Combination will be those of Xynomic.

The aggregate number of Bison’s ordinary shares that will be issued to Xynomic’s equity holders at the closing of the Business Combination will consist of the Closing Consideration Shares that equal to (a) $350,000,000 minus (b) the amount of the Closing Indebtedness, plus (c) the amount of the Closing Cash (which may be a positive or negative dollar amount), minus (d) the amount of the Company Transaction Expenses, plus (e) the Closing Tax Benefits, plus (f) if Closing Working Capital is greater than Target Working Capital, an amount equal to (x) Closing Working Capital minus (y) Target Working Capital, minus (g) if Target Working Capital is greater than the Closing Working Capital an amount equal to (x) Target Working Capital minus (y) Closing Working Capital (capitalized terms are defined in the Merger Agreement), if any, divided by $10.15 and 9,852,216 Earnout Shares.

Pursuant to the Merger Agreement, immediately prior to the Closing, and giving effect to the completion of any redemptions, but excluding the payment of Bison’s reasonable expenses, the amount of net tangible assets shall be no less than $7,500,000.

Given that the Extension Amendment Proposal and the Trust Amendment Proposal were approved at the Extension Meeting and shareholders holding 5,234,420 public shares exercised their rights to redeem such public shares for a pro rata portion of the Trust Account, an aggregate of $55,177,977 (or $10.54 per share) was removed from the Trust Account to pay such shareholders.

Public shareholders are further redeemed 789,269 public shares in connection with the expected shareholder vote to approve the proposed business combination with Xynomic, which has been consummated by May 17, 2019.

Based upon the adjusted equity valuation of Xynomic of $435,036,831 as of the closing, a total of 42,860,772 Merger Consideration Shares were issued, of which 9,852,216 of such shares are serving as the Earnout Shares.

As a condition to the Business Combination and as further discussed in the accompanying Current Report on Form 8-K, the Backstop Investors purchased $7.67 million of our ordinary shares through a private placement that occurred simultaneously with that of the Business Combination, in order to ensure that there is at least $7.5 million in net tangible assets available in the Company immediately following the Business Combination (the “Backstop”).

As a result of the Business Combination (i) after 789,269 ordinary shares were redeemed and converted into cash, (ii) an adjusted equity valuation of $435,036,831, (iii) the issuance of 755,873 ordinary shares to Backstop investor, and (iv) Bison’s sponsor select to convert its promissory notes of $500,000 to ordinary shares at price of $10.00 per share, Xynomic stockholders will own approximately 94.24% of the Company’s ordinary shares to be outstanding immediately after the Business Combination, and Bison shareholders will own approximately 5.76% of the Company’s outstanding ordinary shares.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2019

(UNAUDITED)

	(A) Xynomic	(B) Bison	Pro Forma Adjustments			Pro Forma Balance sheet
Assets
Current assets:
Cash	$1,049,561	$3,210		$ 8,477,530	(1)	$
				4,689,656	(3)
				(8,330,748	)(5)
				(1,804	)(7)
				(783,798	)(8)		5,103,607
Prepaid expenses	98,874	15,089					113,963
Total Current Assets	1,148,435	18,299		4,050,836			5,217,570
Non-current assets:
Cash and marketable securities held in Trust Account	-	8,477,530		(8,477,530	)(1)		-
Intangible assets, net	1,701	-					1,701
Property and equipment, net	486,363	-					486,363
Other non-current assets	175,035	-					175,035
Total Non-Current Assets	663,099	8,477,530		(8,477,530)			663,099
Total Assets	$1,811,534	$8,495,829		$(4,426,694)			$5,880,669
Liabilities
Current liabilities:
Bank overdraft	$6,040	$-	$				$6,040
Advance from related party	-	1,804		(1,804	)(7)		-
Amount due to shareholders	2,872,456	-		(2,872,456	)(3)		-
Accrued expenses and other current liabilities	17,615,282	227,799					17,620,082
Promissory notes	-	610,000		(500,000	)(4)
				(110,000	)(3)		-
Total Current Liabilities	20,493,778	839,603		(3,484,260)			17,626,122
Total Liabilities	20,493,778	839,603		(3,484,260)			17,626,122
Commitments and Contingencies
Mezzanine Equity
Angel preferred shares	591,373	-		(591,373	)(6)		-
Series A-1 preferred shares	4,999,764	-		(4,999,764	)(6)		-
Series B preferred shares	4,017,589	-		(4,017,589	)(6)		-
Ordinary shares subject to possible redemption	-	2,656,225		(2,656,225	)(5)		-
Total Mezzanine Equity	9,608,726	2,656,225		(12,264,951)			-
Shareholders’ Equity/(Deficit)
Ordinary shares	962	4,636,334		(4,636,086	)(2)
				75	(3)
				6	(4)
				12	(5)
				3,304	(6)		4,607
Additional paid-in capital	20,154,219	-		4,636,086	(2)
				7,672,037	(3)
				499,994	(4)
				(5,674,535	)(5)
				9,969,089	(6)		37,256,890
Accumulated other comprehensive income	21,573						21,573
(Accumulated deficit)/Retained earnings	(48,467,724)	363,667		(363,667	)(6)
				(783,798	)(8)		(49,028,523)
Total Shareholders’ Equity/(Deficit)	(28,290,970)	5,000,001		11,322,517			(11,745,453)
Total Liabilities, Mezzanine Equity and Shareholders’ Equity/(Deficit)	$1,811,534	$8,495,829		$(4,426,694)			$5,880,669

Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet

(A)	Derived from the unaudited consolidated balance sheet of Xynomic as of March 31, 2019;

(B)	Derived from the unaudited balance sheet of Bison as of March 31, 2019.

1)	Liquidate the investments held in trust by Bison;

2)	Reclassification from Ordinary shares to Additional paid in capital as the Domestication exchanged the no par value share to $0.0001 per share;

3)	To reflect the proceeds received from the issuance of 755,873 ordinary shares to the Backstop Investor, of which Yinglin Mark Xu subscribed 742,080 ordinary shares and Bison Sponsor subscribed 13,793 ordinary shares;

4)	To reflect Bison’s promissory notes of $500,000 conversion at $10.00 per unit, and the conversion of Rights to 5,000 shares;

5)	As a result of 789,269 ordinary shares redeemed by Bison’s shareholder, $8,330,748 was paid in cash to the redeem the shares at the value at March 31, 2019.

6)	To reflect the recapitalization of Xynomic through the issuance of 42,636,484 shares of the Company’s ordinary shares and the elimination the historical accumulated deficit of Bison, the accounting acquiree.

The following table details the calculation of the number of shares comprising the Closing Consideration Shares and Earnout Shares in accordance with the terms of the Merger Agreement as if the merger had occurred on March 31, 2019, which is estimated to be approximately 42,636,484 shares:

Base Merger consideration	$350,000,000
Earnout consideration	100,000,000
Less: Indebtedness	(2,872,456)
Plus: Cash held by Xynomic as of March 31, 2019	1,049,561
Plus: Difference between Actual Working Capital and Target Working Capital	(15,416,789)

Adjusted Merger consideration	432,760,316
Share Price	$10.15
Shares issued for recapitalization	42,636,484

7)	To record repayment of advances from related parties, and amount due to shareholders

8)	To record payment of estimated legal, financial advisory, accounting, printing and other professional fees related to the Business Combination

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2019

(UNAUDITED)

	(A) Xynomic	(B) Bison	Pro Forma Adjustments Assuming Maximum Redemptions		Pro Forma Income statement Assuming Maximum Redemptions
Operating expenses:
General and administrative	$8,779,249	204,521	(359,272	)(1)	$8,624,498
General and administrative to related parties	25,908	-			25,908
Research and development	5,324,310	-	-		5,324,310
Total operating expenses	14,129,467	204,521	(359,272)		13,974,716
Net operating (loss) income	(14,129,467)	(204,521)	359,272		13,974,716
Other income (expense):
Unrealized loss on securities held in Trust Account	-	(2,587)	2,587	(3)	-
Interest income	-	347,210	(347,210	)(3)	-
Interest expense to a related party	(15,088)	-	-		(15,088)
Income (loss) before income taxes	(14,144,555)	140,102	14,649		(13,989,804)
Income tax expense	-	-	-		-
Net (loss) income	(14,144,555)	140,102	14,649		(13,989,804)
Accretion to preferred share redemption value	1,697,978	-	(1,697,978	)(2)	-
Net (loss)/income attributable to the Company’s ordinary shareholders	$(15,842,533)	$140,102	$1,712,627		$(13,989,804)
Other comprehensive income/(loss)
Foreign currency translation adjustment, net of nil income taxes	36,991	-	-		36,991
Total other comprehensive income	36,991	-	-		36,991
Comprehensive (loss)/income attributable to ordinary shareholders	$(15,879,524)	$140,102	$1,712,627		$(14,026,795)
Weighted average shares outstanding, basic		2,477,069	43,572,490	(4)	46,049,559
Basic net loss per share		(0.01)			(0.30)

(A)	Derived from the unaudited consolidated statement of comprehensive loss of Xynomic for the three months ended March 31, 2019;

(B)	Derived from the unaudited statements of operations of Bison for the three months ended March 31, 2019.

1)	To eliminate direct costs of the Business Combination which are reflected in the historical financial statements of Bison and Xynomic in the amount of $73,455 and $285,817 during the three months ended March 31, 2019;

2)	To eliminate the accretion to the redemption value on preferred shares as of the beginning of the periods.

3)	To eliminate unrealized gain/(loss) and interest income on marketable securities held in the trust account as of the beginning of the period.

4)	As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income/(loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. The Bison public shares used in the weighted average shares calculation is computed as the sum of the public shares outstanding, plus the shares issued to the investor, less the shares redeemed. Weighted average common shares outstanding - basic and diluted is calculated as follows, the potentially dilutive securities that have not been included in the calculation of diluted net loss per share as their inclusion would be anti-dilutive:

Three Months Ended March 31, 2019

Weighted average shares calculation, basic
BCAC weighted average public shares outstanding	1,941,437
BCAC rights converted to shares	646,954
BCAC shares subject to redemption reclassified to equity	13,811
BCAC promissory notes and rights conversion	55,000
Backstop shares issued to Yinglin Mark Xu	742,080
Backstop shares issued to Bison Sponsor	13,793
BCAC shares issued in Business Combination	42,636,484
Weighted average shares outstanding	46,049,559

Percent of shares owned by Xynomic’s holders	94.20%
Percent of shares owned by BCAC	5.80%

Weighted average shares calculation, basic
Existing Xynomic holders	43,378,564
BCAC holders	2,670,995
Weighted average shares outstanding	46,049,559

Weighted average shares calculation, diluted
BCAC holders	2,670,995
BCAC shares issued in Business Combination	43,378,564
BCAC warrants underlying public shares	3,018,750
Warrants	241,030
Unit purchase option	252,000
Weighted average shares outstanding	49,561,339

Percent of shares owned by Xynomic’s holders	87.53%
Percent of shares owned by BCAC	12.47%

Weighted average shares calculation, diluted
Existing Xynomic holders	43,378,564
BCAC holders	6,182,775
Weighted average shares outstanding	49,561,339